                                                                  EXHIBIT 10.140



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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      HOUSING DEVELOPMENT ASSOCIATES S.E.

                                      AND

                    PAXSON COMMUNICATIONS OF SAN JUAN, INC.

                               NOVEMBER 12, 1996


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

                               TABLE OF CONTENTS


                                                                                                                     Page
SECTION 1.       CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1  Terms Defined in this Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2  Terms Defined Elsewhere in this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.3  Clarifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.       AT CLOSING; PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1  Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3  Preclosing Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF HDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.1  Organization of HDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.2  Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.3  Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.4  Absence of Conflicting Agreements; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.5  Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.6  Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.7  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.1  Organization, Standing, Authority, Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.2  Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.3  Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.4  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.5  Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.6  Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 5.       CERTAIN PRECLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.1  Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.2  Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.3  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.4  Indebtedness and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.5  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.6  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.7  No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.8  HDA Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.9  Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.10 Capital Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8


                                                                                                                     Page
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
         5.11 Shareholder and Management Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SECTION 6.       SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.1  FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         6.3  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         6.4  Control of the Stations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.5  No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.6  Buyer Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.7  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         6.8  Agreement with ECOC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.9  Studio Lease Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.10 Cancellation of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.11 Shareholder and Management Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.12 Ponce Transmitter Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.13 Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND HDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.1  Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.2  Conditions to Obligations of HDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 8.       CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.2  Deliveries by HDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.3  Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.1  Termination by HDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.2  Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.3  Rights on Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.4  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.5  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . .  19
         10.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.2  Indemnification by HDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         10.4  Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         10.5  Certain Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         10.6  Exclusivity of Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                                                                                     Page
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
SECTION 11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.1  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.3  Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.5  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.6  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.8  Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         11.10 Guaranty of PCC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24




                           EXHIBITS AND SCHEDULES TO
                            STOCK PURCHASE AGREEMENT



                                    EXHIBITS

         EXHIBIT A                --       ECOC Amendment
         EXHIBIT B                --       Studio Lease Agreement


                                   SCHEDULES

         Schedule 3.4             --       HDA Consents
         Schedule 3.7             --       Mortgage
         Schedule 8.2(e)          --       Officers and Directors to Resign


                            STOCK PURCHASE AGREEMENT

       This STOCK PURCHASE AGREEMENT is made as of November 12, 1996, by and between PAXSON COMMUNICATIONS OF SAN JUAN, INC., a Florida corporation ("Buyer"), and HOUSING DEVELOPMENT ASSOCIATES S.E., a Puerto Rico special partnership ("HDA").

                                R E C I T A L S:

       A. S & E Network Inc., a Puerto Rico corporation (the "Company"), owns television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico (the "Stations") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

       B. HDA owns fifty percent (50%) of the issued and outstanding shares of the common stock of the Company and Buyer owns the remaining fifty percent (50%) of the issued and outstanding shares of the common stock of the Company.

       C. Buyer desires to buy from HDA and HDA desires to sell to Buyer all of HDA's shares of the common stock of the Company on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

       In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS.

       1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

       "Affiliate" means (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person, or (b) an officer or director of an affiliate within the meaning of (a) above.

       "Buyer Consents" means the Consents required to be obtained by Buyer to permit Buyer to buy the Stock pursuant to this Agreement.

       "Closing" means the consummation of the purchase and sale of the Stock pursuant to this Agreement in accordance with the provisions of Section 8.

       "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

       "Communications Act" means the Communications Act of 1934, as amended.

       "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Stock to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       "Effective Time" means 12:01 a.m., local San Juan time, on the Closing Date.

       "FCC" means the Federal Communications Commission.

       "FCC Consent" means action by the FCC granting its consent to the transfer of the Stock to Buyer as contemplated by this Agreement.

       "FCC Licenses" means those licenses, permits, and authorizations issued by the FCC to the Company in connection with the business and operations of the Stations.

       "First Purchase Agreement" means the Stock Purchase Agreement, dated as of January 31, 1996, by and among the Company, Buyer and HDA.

       "HDA Consents" means the Consents required to be obtained by HDA to permit HDA to sell the Stock pursuant to this Agreement as listed in Schedule 3.4.

       "Licenses" means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to the Company, currently in effect and used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

       "Management Agreement" means the Management Agreement, dated as of August 30, 1996, by and among Buyer, the Company and HDA.

       "Material Contract" means any contract, lease, non-governmental license, agreement, or commitment to which HDA is a party, except for any contract, lease, non-governmental license, agreement, or commitment, (i) the obligations under which will be fully performed prior to Closing; or (ii) except for film or programming, entered into in the ordinary course of business and not involving a commitment in excess of $5,000.

       "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

       "Shareholder Agreement" means the Shareholder Agreement dated as of August 30, 1996, by and among Buyer, the Company and HDA.

       "Stations" means television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico.

       "Stock" means 500 shares of voting common stock, par value $.01 per share which, as of the Effective Time, shall represent fifty percent (50%) of the issued and outstanding shares of capital stock of the Company.

       1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
                 Term                           Section
                 ----                           -------

                 Buyer                          Preamble

                 Claimant                       Section 10.4(a)

                 Company                        Recitals

                 ECOC                           Section 6.8

                 ECOC Agreement                 Section 6.8

                 ECOC Amendment                 Section 6.8

                 GE Loan                        Section 5.4

                 HDA                            Preamble

                 Indemnifying Party             Section 10.4(a)

                 IRS Deb                        Section 5.4

                 Purchase Price                 Section 2.2

                 Studio Lease Agreement         Section 6.9

       1.3 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. Use of the word "including" herein shall be deemed and construed to mean "including but not limited to." Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms "hereof," "herein" and other like terms refer to this Agreement as a whole, including the Schedules hereto, and not solely to any particular part hereof.

SECTION 2.    AT CLOSING; PURCHASE PRICE.

       2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, HDA hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Stock, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever.

       2.2 Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be Seven Million Dollars ($7,000,000), adjusted as provided in
Section 6.12 and payable by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by HDA to Buyer at least two business days prior to the Closing Date.

       2.3 Preclosing Distribution. At least ten days prior to the Closing, HDA and Buyer shall use good faith efforts to agree on the amount of a dividend (the "Dividend") to be declared by the Company in the aggregate amount of the excess of the Stations' cash receipts for the period January 31, 1996 through the Closing Date over the Stations' operating expenses (excluding noncash charges) for the same period. Immediately preceding the Closing, HDA and Buyer shall cause the Company to declare the Dividend which shall be payable within 30 days after the Closing Date, one-half to HDA and one-half to Buyer, as shareholders of record immediately preceding the Closing.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF HDA.

       HDA represents and warrants to Buyer as follows:

       3.1 Organization of HDA. HDA is a partnership duly organized and validly existing under the laws of the Commonwealth of Puerto Rico. HDA has the requisite partnership power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

       3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by HDA have been duly authorized by all necessary partnership action on the part of HDA. This Agreement has been duly executed and delivered by HDA and constitutes the legal, valid, and binding obligation of HDA, enforceable in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

        3.3 Stock. HDA owns beneficially and of record the Stock free and clear of any mortgages, liens, claims, charges, encumbrances, assessments or other adverse interests of any kind or nature whatsoever except for encumbrances created by the Shareholder Agreement. The Stock constitutes fifty percent (50%) of the issued and outstanding shares of the capital stock of the Company. The Stock and the five hundred (500) shares of common stock of the Company owned by Buyer constitute the only issued and outstanding equity interest in the Company. The Stock has been duly and validly issued, is fully paid and nonassessable and was issued in accordance with all applicable laws. There are no outstanding options or other rights to acquire the Stock. Except for the Shareholder Agreement, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or the issuance or transferability of the Stock.

        3.4 Absence of Conflicting Agreements; Consents. Subject to obtaining the FCC Consent provided for in Section 6.1, the Buyer Consents and the HDA Consents described on Schedule 3.4, the execution, delivery and performance by HDA of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or the Partnership Agreement of HDA; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Contract. Except for the FCC Consent provided for in Section 6.1, the Buyer Consents and the HDA Consents described in Schedule 3.4, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to permit HDA to consummate this Agreement and the transactions contemplated hereby.

        3.5 Claims and Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of HDA threatened, against HDA or relating to alleged actions or omissions of HDA which could impair HDA's ability to consummate the transactions contemplated hereby or affect the business or operations of any Station, nor does HDA know of any basis for the same.

        3.6 Broker. Neither HDA nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

        3.7 Real Property. All indebtedness and other payments secured by the mortgage described in Schedule 3.7 hereto (the "Mortgage") have been paid in full by the Company.

SECTION  4.   REPRESENTATIONS AND WARRANTIES OF BUYER.

       Buyer represents and warrants to HDA as follows:

        4.1 Organization, Standing, Authority, Ownership. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Stock.

        4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

        4.3 Absence of Conflicting Agreements. Subject to the receipt of the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or By-laws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound. Except for the FCC Consent, the HDA Consents and the Buyer Consents, no consent, approval, permit or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to permit Buyer to consummate this Agreement and the transactions contemplated hereby.

        4.4 Brokers. Neither Buyer nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

        4.5 Investment Purpose. Buyer is acquiring the Stock for investment for its own account and not with a view to the sale or distribution of any part thereof, and not including collateral assignments or pledges of the Stock for financing purposes, Buyer has no present intention of selling, granting participations in, or otherwise distributing the Stock.

        4.6 Qualifications. Assuming the Company's existing FCC authorization to operate WKPV(TV) and WJWN-TV as satellites of WSJN-TV pursuant to Section 73.3555, Note 5, of the FCC's rules and regulations is not terminated, Buyer is legally qualified under the Communications Act and FCC rules, regulations and policies to acquire the Stock and to operate the Stations.

SECTION  5.   CERTAIN PRECLOSING COVENANTS.

       HDA covenants and agrees that between the date hereof and the Closing Date, HDA shall comply with the following covenants:

        5.1 Encumbrances. HDA will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance affecting the Stock.

        5.2 Dispositions. HDA will not sell, assign, lease, or otherwise transfer or dispose of the Stock.

        5.3 Access to Information. HDA will give to Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to all information that they reasonably request relating to the Stock.

        5.4 Indebtedness and Obligations. HDA shall either prepay, or pay promptly when due, all payment obligations (including principal, interest, penalties and other amounts) payable under the Promissory Notes of the Company to General Electric Capital Corporation of Puerto Rico (collectively, the "GE Loan") and all indebtedness of the Company to the Internal Revenue Service (the "IRS Debt"), which payment obligations have been assumed by HDA pursuant to an Assumption Agreement, dated August 30, 1996, by and among HDA, Buyer and the Company.

        5.5 Compliance with Laws. HDA shall comply in all material respects with all laws, rules, and regulations except to the extent that noncompliance would not have a material adverse effect on the Company or the Stock or that noncompliance is caused by an agent of Buyer.

        5.6 Licenses. HDA shall not cause any of the Licenses issued by the FCC with respect to the Stations to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of such Licenses.

        5.7 No Inconsistent Action. HDA shall not take any action that is inconsistent in any material respect with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Neither HDA nor any of its representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stock or any similar transaction.

        5.8 HDA Consents. HDA shall use its best efforts to obtain all HDA Consents without any change in the terms or conditions of any contract or license to which such Consent relates. HDA shall promptly advise Buyer of any difficulties experienced in obtaining any of the HDA Consents and of any conditions proposed, considered, or requested for any of the HDA Consents.

        5.9 Notification. HDA shall promptly notify Buyer in writing of any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement.

       5.10 Capital Improvements. Prior to the Closing Date, HDA shall have paid to the Company $50,000 for the repair of the retaining wall at the Cubuy tower site. HDA shall also have paid to the Company the necessary funds in excess of insurance proceeds to repair the other damage from Hurricane Bertha at the Cubuy tower site.

       5.11 Shareholder and Management Agreement. HDA shall comply with all of the terms and conditions of the Shareholder Agreement and the Management Agreement.

SECTION  6.   SPECIAL COVENANTS AND AGREEMENTS.

               6.1  FCC Consent.

              (a) The sale of the Stock as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

              (b) HDA and Buyer shall, and shall cause the Company to, prepare and, within five (5) business days after the date hereof, file with the FCC an appropriate application for the FCC Consent. HDA and Buyer shall, and shall cause the Company to, thereafter prosecute the application for the FCC Consent with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application for the FCC Consent as expeditiously as practicable. Each party agrees to comply, and cause the Company to comply, with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it. HDA and Buyer shall, and shall cause the Company to, oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent. The cost of such opposition shall be borne by the party whose qualifications are being challenged in such petition to deny, objection, request for reconsideration or judicial review.

              (c) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective periods of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

        6.2 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including the requirements of HDA's and Buyer's lenders, and the operation of the Stations pursuant to the Management Agreement and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

        6.3 Cooperation. Buyer and HDA shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and HDA shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, Buyer shall have no obligation to agree to any adverse change in any License or contract in order to obtain a Consent required with respect thereto.

        6.4 Control of the Stations. Prior to Closing, the operations of the Stations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of the Company as managed by Buyer pursuant to the Management Agreement.

        6.5 No Inconsistent Action. Buyer shall not take any action that is inconsistent in any material respect with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall not take any action that could result in its disqualification under the Communications Act or FCC rules and regulations to purchase the Stock or operate the Stations. If Buyer becomes aware of any fact that could result in such disqualification, it will so inform HDA and use its best efforts to eliminate any such disqualifying fact.

        6.6 Buyer Consents. Buyer shall use its best efforts to obtain all of the Buyer Consents. Buyer shall promptly advise HDA of any difficulties experienced in obtaining any of the Buyer Consents and of any conditions proposed, considered or requested for any of the Buyer Consents.

        6.7  Exclusivity.

              (a) During the Exclusivity Period (defined below) Buyer shall cause the Stations not to broadcast any Interactive Gaming Programming (defined below) except for (i) Interactive Gaming Programming provided under the ECOC Agreement as amended pursuant to Section 6.8, (ii) Interactive Gaming Programming produced by or broadcast during time purchased by HDA or an Affiliate of HDA or (iii) RFR Waiver Programming (defined below).

              (b) The "Exclusivity Period" shall mean the period commencing on the date hereof and ending on the second anniversary of the Closing Date; provided, however, that the Exclusivity Period shall be extended following the second anniversary of the Closing Date for so long as HDA or an HDA Affiliate shall offer to purchase at least 2 hours per week of broadcast time on the Stations for broadcast of Interactive Gaming Programming which 2 hours requirement shall not be satisfied by the broadcast of Interactive Gaming Programming under the ECOC Agreement.

              (c) During the Exclusivity Period, Buyer shall cause the Company to sell to HDA or an HDA Affiliate, upon request, broadcast time on the Stations for Interactive Gaming Programming in a minimum and maximum amount of 2 hours per week and 10 hours per week, respectively. Buyer shall cause the Stations to make such broadcast time available at such times as shall be requested by HDA at least 30 days prior to the broadcast, but shall not be required to provide more than 2 hours per day. The hourly rate charged for such broadcast time shall equal the average of the rate charged for each hour immediately preceding and immediately following such broadcast time (not including advertising revenues for individual spots of one minute or less broadcast during such hour).

              (d) During the Exclusivity Period Buyer shall cause the Company to notify HDA of any bona fide offer from any person to purchase broadcast time on the Stations for the broadcast of Interactive Gaming Programming which the Company desires to accept ("Proposed Programming"). Such notice shall be in writing and shall set forth all material terms of the Proposed Programming including the schedule and number of hours per week of proposed broadcast time, a detailed description of the content of the Proposed Programming, the consideration to be received by the Company in respect of the Proposed Programming and the duration of the commitment to purchase broadcast time. Following receipt of such notice, HDA shall have 60 days to notify the Company whether it wishes to purchase broadcast time for Interactive Gaming Programming on the same terms as the Proposed Programming. If HDA notifies the Company within such period of its desire to purchase broadcast time on such terms, the Company shall sell to HDA or an Affiliate of HDA such broadcast time on such terms provided that HDA or an Affiliate of HDA makes available to the Stations such programming within 120 days of HDA's receipt of notice of the Proposed Programming from Buyer pursuant to the first sentence of this paragraph (d).
If HDA notifies the Company that it declines to purchase such broadcast time or fails to notify the Company within the 60-day period or fails to provide such programming within the 120-day period, the Company may broadcast the Proposed Programming in accordance with the terms thereof (hereafter "RFR Waiver Programming").

              (e) "Interactive Gaming Programming" shall mean programming permitted under applicable law the content of which determines or announces the outcome of a Sponsored Gaming Activity (defined below). "Sponsored Gaming Activity" shall mean any parimutuel wagering, sports betting or other game, lottery or contest where winners are determined predominantly by chance with respect to which (i) participants in the Sponsored Gaming Activity provide consideration for an opportunity to win a cash and/or non cash prize, and (ii) the purchaser of broadcast time for determining or announcing the outcome of such Sponsored Gaming Activity (or an Affiliate thereof) receives directly or indirectly some portion of such consideration or a fee paid by some other person who receives some portion of such consideration.

              Interactive Gaming Programming shall not include (i) advertisements for casinos, government lotteries, sports books or other gambling venues or gambling opportunities, or (ii) "no purchase necessary" sweepstakes or other games of chance where participants have an opportunity to win a prize but provide no consideration for such opportunity.

              (f) Notwithstanding the foregoing, the Company shall retain the right to interrupt or preempt the programming of HDA or an Affiliate thereof to be broadcast hereunder in case of an emergency or for noncommercial public service programming which, in the good faith judgment of the Company, is of greater local or national public importance and the Company shall not be required to broadcast any programming of HDA or an Affiliate thereof that violates any applicable laws, rules, regulations or policies of any governmental entity, including the FCC.

        6.8 Agreement with ECOC. Simultaneously with the Closing, Buyer and HDA shall cause the Company and HDA shall cause ECOC to amend the Agreement (the "ECOC Agreement"), dated as of February 1, 1996, between the Company and El Comandante Operating Co., Inc. ("ECOC"), pursuant to the Amendment to the ECOC Agreement attached hereto as Exhibit A (the "ECOC Amendment").

        6.9 Studio Lease Agreement. Simultaneously with the Closing, Buyer and HDA shall cause the Company and HDA shall cause ECOC to enter into the studio lease agreement attached hereto as Exhibit B (the "Studio Lease Agreement").

        6.10 Cancellation of Note. Simultaneously with the Closing, the Company shall repay to HDA all capital funding notes issued by the Company pursuant to the Shareholder Agreement.

        6.11 Shareholder and Management Agreements. Simultaneously with the Closing, Buyer and HDA shall, and shall cause the Company to, terminate the Shareholder Agreement and the Management Agreement except that with respect to HDA, Section 7.4 of the Shareholder Agreement shall survive such termination for the term set forth in such Section.

        6.12 Ponce Transmitter Site. The parties hereto acknowledge that they have agreed to cause the Company to relocate the tower site for television station WKPV(TV), Ponce, Puerto Rico. HDA shall pay and reimburse Buyer and/or the Company, as applicable, for 25% of the costs and expenses relating to such relocation regardless of whether such costs and expenses are incurred prior to or after the Closing Date, provided that HDA's reimbursement obligation hereunder shall not exceed $100,000. At Closing, the Purchase Price shall be reduced by the amount of the relocation costs and expenses incurred by Buyer and/or the Company as of such date for which HDA is responsible hereunder and Buyer's reasonable estimate of the amount of the relocation costs and expenses to be incurred by

Buyer and/or the Company following the Closing for which HDA is responsible hereunder provided that such reduction in the Purchase Price shall not exceed $100,000. Upon completion of the relocation, Buyer shall promptly pay to HDA the amount, if any, by which such reduction in the Purchase Price exceeded the aggregate amount of relocation costs and expenses actually incurred by Buyer and/or the Company for which HDA is responsible hereunder and HDA shall promptly pay to Buyer the amount, if any, by which such reduction in the Purchase Price is less than the aggregate amount of relocation costs and expenses actually incurred by Buyer and/or the Company for which HDA is responsible hereunder. Relocation costs and expenses payable hereunder by HDA shall include all out-of-pocket costs and expenses incurred by Buyer and/or the Company relating to such relocation; provided that relocation costs and expenses payable by HDA hereunder shall not include any lease payments to be made by the Company if the Company elects to lease the site to which it will relocate the WKPV(TV) transmitter site.

        6.13 Mortgage. Prior to and after the Closing, HDA shall use commercially reasonable efforts to assist the Company and Buyer in obtaining the release of record of the Mortgage.

SECTION  7.   CONDITIONS TO OBLIGATIONS OF BUYER AND HDA.

        7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

              (a) Representations and Warranties. All representations and warranties of HDA contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

              (b) Covenants and Conditions. HDA shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              (c) Consents. All Consents shall have been obtained without any adverse change in the terms or conditions of any Material Contract or any License.

              (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer or the Company of any conditions that need not be complied with by Buyer or the Company under Section 6.1 hereof and HDA shall have complied with any conditions imposed on it by the FCC Consent.

              (e) Governmental Authorizations. The Company shall be the holder of all FCC Licenses and there shall not have been any modification, revocation, or non-renewal of any License that could have an adverse effect on the Stations or the conduct of their business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

              (f) Deliveries. HDA shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

              (g) Station Authorizations. The Company shall continue to have all waivers and authorizations from the FCC to operate Station WKPV(TV) and Station WJWN-TV as satellites of Station WSJN-TV pursuant to Section 73.3555,
Note 5, of the FCC's rules and regulations, 47 C.F.R. Section 73.3555 and there shall be no proceedings pending or threatened to revoke or suspend such waivers or authorizations.

              (h) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.

              (i) Stations' Operation. Buyer shall have received evidence that HDA shall have made the payments to the Company required by Section 5.10 hereof.

              (j) Carmen Jovet Programming Agreement. The termination agreement relating to the Carmen Jovet Programming Agreement shall be in full force and effect and HDA shall have made all payments required by the Company thereunder.

              (k) ECOC Amendment. ECOC shall have executed and delivered to Company the ECOC Amendment and the ECOC Agreement as amended by the ECOC Amendment shall be in full force and effect and ECOC shall be in compliance in all material respects therewith.

              (l) Studio Lease Agreement. ECOC shall have executed and delivered to Company the Studio Lease Agreement and such Studio Lease Agreement shall be in full force and effect.

              (m) GE Loan and IRS Debt. Buyer shall have received evidence that the GE Loan and the IRS Debt shall have been repaid in full by HDA or HDA shall have delivered to Buyer a release from General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service releasing the Company from any and all liabilities or obligations thereunder. General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service shall have released any and all liens that they may have in the assets of the Company and shall have delivered termination statements and releases reasonably satisfactory to Buyer with respect thereto.

              (n) Equipment Lease. The lease of equipment between the Company and ECOC shall be in full force and effect.

        7.2 Conditions to Obligations of HDA. All obligations of HDA at the Closing hereunder are subject at HDA's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

              (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

              (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

              (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

              (d) FCC Consent. The FCC Consent shall have been granted without the imposition on HDA of any conditions that need not be complied with by HDA under Section 6.1 hereof, and Buyer and the Company shall have complied with any conditions imposed on them by the FCC Consent.

              (e) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.

              (f) ECOC Amendment. The Company shall have executed and delivered to ECOC the ECOC Amendment and the ECOC Agreement as amended by the ECOC Amendment shall be in full force and effect and the Company shall be in compliance in all material respects therewith.

              (g) Studio Lease Agreement. The Company shall have executed and delivered to ECOC the Studio Lease Agreement and such Studio Lease Agreement shall be in full force and effect.

              (h) Carmen Jovet Programming Agreement. Buyer shall have paid $64,486 to HDA, $30,000 of which represents one-half of the amount previously paid by HDA to

Carmen Jovet and $34,486 of which represents the estimated book value as of December 31, 1996 of production equipment for the Carmen Jovet show owned by HDA and to be conveyed "as is" to the Company on or before the Closing pursuant to documentation reasonably satisfactory to Buyer.

SECTION  8.   CLOSING AND CLOSING DELIVERIES.

        8.1  Closing.

              (a)  Closing Date.

                    (1) Except as provided below in this Section 8.1(a) or as otherwise agreed to by Buyer and HDA, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to HDA, which shall be not earlier than the first business day after the FCC Consent is granted and not later than ten business days after the FCC Consent is granted.

                    (2) Except as provided below in this Section 8.1(a), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent has been granted, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has been granted.

                    (3) If there is in effect on the date on which the Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1), to be agreed upon by Buyer and HDA when such judgment, decree, or order no longer prevents or makes unlawful the Closing. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by HDA and Buyer.

              (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and HDA.

        8.2 Deliveries by HDA. Prior to or on the Closing Date, HDA shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                    (a) Stock. Certificates representing all of the Stock, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of Buyer.

              (b) Resolutions. Copies of resolutions adopted by the managing general partner of the managing partner of HDA authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such managing general partner as being true and complete on the Closing Date.

              (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of HDA by the President of the managing partner of HDA, certifying: (1) that the representations and warranties of HDA contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that HDA has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.

              (d) Opinions of Counsel. Opinions of HDA's counsel and communications counsel dated as of the Closing Date, in form and substance satisfactory to Buyer's counsel.

              (e) Resignations. Written resignations effective as of the Closing Date of the officers and directors of the Company set forth on Schedule 8.2(e) hereto or any successor to any such officers or directors.

              (f) GE and IRS Debt. Evidence reasonably satisfactory to Buyer that the GE Debt and the IRS Loan shall have been paid in full or the Company shall have been discharged from all liabilities and obligations thereunder and that General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service shall have released all liens, security interests, claims and other encumbrances that they may have in the Company's assets.

              (g) Other Agreements.  The documents required by Sections 7.1(k),
(l) and (m).

        8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to HDA the following, in form and substance reasonably satisfactory to HDA and its counsel:

              (a) Purchase Price.  The payment described in Section 2.2.

              (b) Resolutions. Copies of resolutions adopted by the Board of Directors of Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date.

              (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the Chairman or President of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.

              (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, in form and substance satisfactory to HDA's counsel.

              (e) Other Agreements. The agreements duly executed by the Company required by Sections 7.2(f) and (g).

SECTION  9.   TERMINATION.

        9.1 Termination by HDA This Agreement may be terminated by HDA, if HDA is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

              (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of HDA set forth in this Agreement has not been satisfied or waived in writing by HDA.

              (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

              (c) Upset Date. If the Closing shall not have occurred on or prior to July 1, 1997.

        9.2 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not then in material default, upon written notice to HDA, upon the occurrence of any of the following:

              (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer.

              (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

              (c) Upset Date. If the Closing shall not have occurred on or prior to July 1, 1997.

        9.3 Rights on Termination.   If this Agreement is terminated by either
party due to the other party's breach of any provision of this Agreement, such party shall have all rights and remedies available at law or equity.

        9.4 Specific Performance. The parties recognize that if HDA breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, HDA shall waive the defense that there is an adequate remedy at law.

        9.5 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES.

       10.1 Survival. Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties of Buyer and HDA herein and all covenants of Buyer and HDA herein with respect to periods prior to Closing shall be deemed continuing representations, warranties and covenants, and shall survive the Closing for a period of eighteen (18) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

       10.2 Indemnification by HDA. Notwithstanding the Closing but subject to Section 10.5, HDA hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                    (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by HDA contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

              (b) any and all losses, liabilities or damages resulting from the threatened claims and legal actions described in Section 8 of Schedule 1 to the Officer's Certificate of the Company and HDA dated as of August 30, 1996 delivered at the closing under the First Purchase Agreement;

              (c) any and all losses, liabilities, or damages resulting from any claim by Angulo Capital Corporation relating to the matters alleged in its letter dated October 29, 1996 to Mr. Dean Goodman;

              (d) any and all losses, liabilities, or damages resulting from any claim that any current use of the property described on Schedule 3.7 to the First Purchase Agreement in which the Company has a 17.96% ownership interest does not comply with applicable deed restrictions or zoning requirements; provided that Buyer uses commercially reasonable efforts to mitigate any such losses, liabilities or damages;

              (e) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

              (f) in the event of an early termination of the Company's leasehold interest under the Studio Lease Agreement resulting from any order by the Puerto Rico Racing Board, (i) any out-of-pocket costs not to exceed $150,000 of relocating the Company's studio to another facility, plus (ii) the rent differential between (A) rent payable under the Studio Lease Agreement for the remainder of the five-year term then in effect at the time of termination, and (B) rent payable by the Company for a replacement studio not to exceed 8,000 square feet for the same period; provided, however, that if the Company enters into a lease for a replacement studio in excess of 8,000 square feet, then HDA's reimbursement obligation shall apply only to that portion of the space equal to 8,000 square feet.

       10.3 Indemnification by Buyer. Notwithstanding the Closing but subject to Section 10.5, Buyer hereby agrees to indemnify and hold HDA harmless against and with respect to, and shall reimburse HDA for:

              (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to HDA hereunder; and

              (b) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

       10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

              (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

              (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

              (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

              (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

              (e)  The indemnifications rights provided in Section 10.2 and
Section 10.3 shall extend to the partners, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

       10.5  Certain Limitations.

              (a) Except as provided in paragraph (c) of this Section 10.5, notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, (i) unless notice of the claim is given within eighteen months after the Closing Date and (ii) except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000).

              (b) Notwithstanding anything in this Agreement to the contrary, no indemnification shall be payable by HDA or by Buyer to any Claimant in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, except with respect to Sections 3.5, 3.3, 5.10, 6.12, 10.2(c), 10.2(d) and 10.2(f) or with respect to the failure of Buyer to pay the Purchase Price.

              (c) The limitations on indemnification set forth in paragraph (a) of this Section 10.5 shall not apply to indemnification obligations of HDA under Sections 10.2(c), 10.2(d) or 10.2(f).

       10.6 Exclusivity of Remedy. Except as otherwise specifically provided for in this Agreement, the provisions of this Section 10 shall be the sole recourse of Buyer and HDA for any matters relating to or arising in connection with this Agreement, and such recourse is explicitly limited to the amounts and time limits set forth in Section 10.5.

SECTION 11.   MISCELLANEOUS.

       11.1 Fees and Expenses. HDA shall pay any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Stock from HDA to Buyer. Except as provided in Section 6.1(b) of this Agreement, Buyer and HDA shall each pay one-half of any fees charged by the FCC in connection with obtaining the FCC Consent. Except as otherwise specifically provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

       11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be addressed as follows:

If to Buy:                       Paxson Communications
                                 of San Juan, Inc.
                                 601 Clearwater Park Road
                                 West Palm Beach, FL  33401
                                 Attn: Mr. Lowell W. Paxson

with copies (which shall not     John R. Feore, Jr., Esq.
constitute notice) to:           Dow, Lohnes & Albertson
                                 1200 New Hampshire Ave., N.W.
                                 Suite 800
                                 Washington, D.C.  20036

If to HDA:                       Housing Development
                                 Associates S.E.
                                 650 Munoz Rivera Avenue,
                                 7th Floor
                                 Hato Rey
                                 Puerto Rico  00918
                                 Attention:  President

with a copy (which shall not     W. Andrew Jack, Esq.
constitute notice) to:           Covington & Burling
                                 1201 Pennsylvania Avenue, N.W.
                                 Washington, D.C.   20044-7566

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section
11.2. A notice mailed by registered or certified mail, postage prepaid and return receipt requested, shall be deemed to have been duly delivered and received on the date of receipt shown on the return receipt.

         11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to another entity without seeking or obtaining HDA's prior approval provided, further, that Buyer shall guarantee such assignee's performance hereunder. Upon any assignment by Buyer or permitted assignment by HDA in accordance with this Section 11.3, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "HDA" herein shall be deemed to be references to HDA's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

         11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.7 Entire Agreement. This Agreement, the schedules hereto, the First Purchase Agreement, the Shareholder Agreement, the Management Agreement, and all documents, certificates, and other documents to be delivered or previously delivered by the parties pursuant hereto or thereto (including the Assumption Agreement and the Closing Agreement executed at the closing of the First Purchase Agreement), collectively represent the entire understanding and agreement between Buyer and HDA with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.8.

         11.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.10 Guaranty of PCC. In consideration of the execution and delivery of this Agreement by HDA, Paxson Communications Corporation ("PCC") agrees as follows:

                 (a) PCC hereby guarantees the full, complete and timely performance by Buyer of each and every obligation of Buyer under this Agreement. If any default shall be made by Buyer in the performance of any of such obligations, then PCC will itself perform or cause to be performed such obligation upon receipt of notice from HDA specifying in summary form the default;

                 (b) PCC waives presentment, protest, demand or action in respect of any of the obligations of Buyer under this Agreement. PCC waives all notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of this guaranty; and

                 (c) this guaranty shall be deemed a continuing guaranty, and the above consents and waivers of PCC shall remain in full force and effect until the satisfaction in full of all obligations of Buyer under this Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and HDA as of the date first written above.

                                    PAXSON COMMUNICATIONS OF SAN JUAN, INC.



                                    By: /s/  William L. Watson
                                       ---------------------------------------
                                        Name:   William L. Watson
                                        Title:  Secretary


                                    HOUSING DEVELOPMENT
                                    ASSOCIATES S.E.

                                    By:    Equus Gaming Company L.P.,
                                           its managing partner

                                             By:   Equus Management Company,
                                                   its managing general partner



                                             By:  /s/  Donald G. Blakeman
                                                 -------------------------------
                                                 Name:   Donald G. Blakeman
                                                 Title:  President


                                    With respect to Section 11.10 only:

                                    PAXSON COMMUNICATIONS CORPORATION


                                    By: /s/  William L. Watson
                                       ----------------------------------------
                                        Name:  William L. Watson
                                        Title: Assistant Secretary

                                  SCHEDULE 3.4

                                  HDA CONSENTS

                                     None.

                                  SCHEDULE 3.7

                                    MORTGAGE



         The mortgage set forth below on land in Cubuy, Canovanas, Puerto Rico which land is described in Schedule 3.7 to the First Purchase Agreement and in which the Company has a 17.96% ownership interest:

         Mortgage in the principal sum of $170,000 in favor of bearer, created as per Deed No. 43 executed on March 2, 1987 before Notary Public William A. Power, duly recorded at page 248(r) of Canovanas, 14th inscription.

         Mortgage in favor of bearer in the principal sum of $150,000 created as per Deed No. 56 executed on May 31, 1989 before notary Public Sergio A. Ramirez de Arellano, duly recorded at page 250 of book 98 of Canovanas, 17th and last inscription.

                                SCHEDULE 8.2(e)

                        OFFICERS AND DIRECTORS TO RESIGN


Directors

Donald G. Blakeman
Gretchen Gronau

Officers

Donald G. Blakeman        Vice President
Gretchen Gronau           Assistant Secretary

                                   EXHIBIT A

                             FORM OF ECOC AMENDMENT

                          FIRST AMENDMENT TO AGREEMENT

          This FIRST AMENDMENT TO AGREEMENT (the "Amendment") dated as of _______________ 1996 by and among S&E Network, Inc. ("S&E"), Paxson Communications Corporation ("Paxson") and El Comandante Operating Company, Inc. ("Producer").

                                  WITNESSETH:

         WHEREAS, S&E and Producer entered into that certain Agreement dated as of February 1, 1996 relating to certain television programming (the "Agreement"), and

         WHEREAS, S&E and Producer wish to amend the Agreement in certain respects, including to provide for a guarantee by Paxson of S&E'S obligations under the Agreement as amended,

         NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

         1. Defined Terms. All capitalized terms not defined herein shall have the meanings defined in the Agreement.

         2.  Amendments.  The Agreement is hereby amended as follows:

                 (a) The second and third sentences of Section 2 of the Agreement shall be deleted and the following shall be added in lieu thereof:

         Until December 31, 2011, this rate per hour shall increase or decrease annually consistent with the annual percentage changes in the Consumer Price Index For Wage Earners 1967-100 issued and published by the Bureau of Labor Statistics of the Commonwealth of Puerto Rico Department of Labor ("CPI"). After December 31, 2011 this rate per hour shall be the lower of (i) the pre-December 31, 2011 rate with continued CPI adjustments, or (ii) lowest current rate on the Stations for the same time period on other days of the week on which the Programming is not broadcast. Hours after 7 p.m. shall be available until (i) December 31, 2011, at the rate of Nine Hundred Dollars ($900) per hour adjusted annually by the percentage changes in CPI, and (ii) after

December 31, 2011, at the lowest current rate on the Stations for the same time period on other days of the week.

                 (b) The first two sentences of Section 4 of the Agreement shall be deleted and the following shall be substituted in lieu thereof:

        4. Term. The initial term of this Agreement shall commence on February 1, 1996 and shall expire on December 31, 2001. The term shall be automatically extended for successive five (5) year periods (each an "Extended Term") unless Producer notifies S&E in writing of its intention not to renew the term at least six (6) months prior to the expiration of the initial term or any subsequent Extended Term.

                 (c) Section 5 of the Agreement shall be amended in its entirety as follows:

         5. Early Termination/Breach. In the event either party shall breach, default or fail to perform any material term or condition of this Agreement (other than as a result of a Force Majeure Event under Section 12), and shall fail to cure the same within (5) days after receipt of written notice from the aggrieved party, the aggrieved party, so long as it is not in breach or default of this Agreement, may, in addition to any other remedies (except as otherwise provided herein), elect to terminate this Agreement by written notice thereof to the breaching party. In the event that S&E elects to terminate this Agreement prior to expiration of the term (other than pursuant to the preceding sentence of this Section 5 as a result of a breach, default or failure to perform by Producer) or Producer terminates this Agreement pursuant to the preceding sentence of this Section 5 as a result of a breach, default or failure to perform by S&E, S&E shall pay Producer a termination fee in the amount of Two Million Dollars ($2,000,000) adjusted annually by the annual percentage change in CPI, the payment of which termination fee if Producer elects to receive such fee, shall be the sole and exclusive remedy available to Producer upon such termination.

         3. Guaranty by Paxson. In consideration of the execution and delivery of this Amendment by Producer, Paxson agrees as follows:

                 (a) Paxson hereby guarantees the full, complete and timely performance by S&E of each and every obligation of S&E under the Agreement as amended hereby. If any default shall be made by S&E in the performance of any of such obligation, then Paxson will itself perform or cause to be performed such obligation upon receipt of notice from Producer specifying in summary form the default;

                 (b) Paxson waives presentment, protest, demand or action in respect of any of the obligations of S&E under the Agreement as amended hereby, Paxson waives all notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of this guaranty; and

                 (c) this guaranty shall be deemed a continuing guaranty, and the above consents and waivers of Paxson shall remain in full force and effect until the satisfaction in full of all obligations of S&E under the Agreement as amended hereby.

         4. Effect of Amendment. Except as amended hereby, all other terms of the Agreement shall remain in full force and effect.

         5. Counterparts. This Amendment may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above.

S & E NETWORK INC.                EL COMANDANTE OPERATING CO. INC.

____________________              _____________________________________



                                  PAXSON COMMUNICATIONS CORPORATION

                                  _____________________________________

                                   EXHIBIT B

                         FORM OF STUDIO LEASE AGREEMENT

                              SUB-LEASE AGREEMENT

         THIS SUB-LEASE AGREEMENT (hereinafter referred to as the "Sub-Lease") entered into this____ day of ____ by and between EL COMANDANTE OPERATING COMPANY, INC., (hereinafter referred to as ("Sub-Lessor") and S&E NETWORK INC., hereinafter referred to as "Tenant").

                                  WITNESSETH:

         In consideration of the mutual covenants and agreements herein contained, Sub-Lessor and Tenant agree as follows:

         1. FUNDAMENTAL SUB-LEASE PROVISIONS: The following fundamental sub-lease provisions are hereinafter enumerated for convenience purposes: Each one of these provisions must be construed together with all the other sections of this Sub-Lease which cover the same subject.

         In the event of any conflict between any Fundamental Sub-Lease Provision and the balance of the Sub-Lease, the latter shall prevail.

         Fundamental Sub-Lease Provisions:

                 (a) DATE OF COMMENCEMENT (Paragraph 3):
                     The closing date determined pursuant to Section 8 of the Stock Purchase Agreement dated _____________ by and between Housing Development Associates S.E. and Paxson Communications of San Juan, Inc.

                 (b) SUB-LESSOR'S MAILING ADDRESS:

                     El Comandante Rack Track
                     Highway #3, Km 15.3
                     Canovanas, Puerto Rico 00729

                 (c) TENANT'S MAILING ADDRESS:

                      El Comandante Rack Track
                      Highway #3, Km 15.3
                      Canovanas, Puerto Rico 00729

                 (d) PREMISES (Paragraph 2):

                     El Comandante Race Track
                     Floor: Ground
                     Floor Area: Approximately 17,600 square feet of rentable
                                 area shown in Exhibit "A"

                 (e) TERM (Paragraph 3): Five (5) years ("Original Term") plus up to nine (9) successive five (5) year additional periods (each an "Extended Term" and collectively the "Term").

                 (f) BASIC RENT (Paragraph 4):
                     The Basic Rent will be $30,000 annually, with annual percentage increases commencing January 1, 1998 in the Consumer Price Index for Wage Earners (1967-100) issued and published by the Bureau of Labor Statistics of the Commonwealth of Puerto Rico's Department of Labor ("CPI") over the CPI published for the end of the prior year (i.e., the increase in Basic Rent commencing January 1, 1998 shall be equal to the percentage increase in the CPI at December 31, 1997 over the CPI at December 31, 1996).

                 (g)  SECURITY DEPOSIT: None

                 (h)  EXHIBITS: Exhibit "A" - Floor plan of Premises

                 (i) RENEWAL OPTION (Paragraph 14) AND CANCELLATION RIGHTS: The
                     term of this Sub-Lease shall be automatically extended for successive five (5) year periods ("Extended Terms"), up to a maximum of nine (9) Extended Terms, unless Tenant gives Sub-Lessor written notice of its intention not to extend no later than six (6) months prior to the expiration of the Original Term or of any Extended Term of this Sub-Lease. The terms and conditions during any Extended Term shall be the same as the terms and conditions during the Original Term.

                 (j) PARKING SPACES: The Tenant shall have a minimum of sixty
                     (60) parking spaces in the parking lot located at the rear entrance to the Building.

         2. BUILDING: Sub-Lessor is the lessor of a 257 acre of land located at Km 15.3, Highway 3, Canovanas, Puerto Rico (the "Property"), which Property contains various buildings and improvements, including a six-level building used as a grand stand and clubhouse for horse racing operations and for administrative and other racing support services (hereinafter referred to as the "Building"). The Tenant will occupy the area of the Building described above in Paragraph 1 (d) (the "Premises").

         3. TERM: Sub-Lessor agrees to Sub-Lease to Tenant and Tenant agrees to sub-lease from sub-lessor the Premises in the Building for the Term (as defined in Paragraph 1 (e) hereof) commencing on the Date of Commencement (as defined in Paragraph 1 (a) hereof), upon and subject to all of the terms and conditions set forth in this Sub-Lease.

         4. BASIC RENT: Tenant shall pay the Basic Rent (as defined in Paragraph 1 (f) hereof) in lawful money of the United States of America in equal monthly installments in advance without deduction of offset, on the first day of each and every month during the Term, at the offices of Sub-Lessor, or at such other place as Sub-Lessor may designate in writing.

         5. ADDITIONAL RENT: The Tenant shall pay the following amounts on a monthly basis as additional rent:

                 (a) Electricity costs incurred by Sub-Lessor as measured by sub-meters for the Premises and billed by Sub-Lessor to Tenant.

                 (b) Cost of guard security services requested by Tenant over and above the guard services provided for the Sub-Lessor's horse racing operations.

         In addition, Tenant shall reimburse Sub-Lessor for any personal property taxes assessed on Sub-Lessor for leasehold improvements on the Premises. Tenant shall pay such taxes to the Sub-Lessor within five (5) days after the Sub-Lessor notifies the Tenant the amount of taxes that are due and payable by Sub-Lessor.

         6. SERVICES TO BE FURNISHED BY SUB-LESSOR: Sub-Lessor agrees to furnish Tenant:

                 a. Water and sewer services on a 24-hour basis

                 b. Electricity and air conditioning on a 24 hour basis.

                 c. Janitorial and cleaning services: One person four hours a day, five days a week, for the Premises, plus janitorial and cleaning services for the common areas of the Building.

                 d. Guard security services to the extent provided by
                    Sub-Lessor for its horse racing operations.

                 e. Repair services which includes repair of parking areas, maintenance of landscaping, structural repairs to exterior and interior walls (other than Tenant's leasehold improvements or damage caused by Tenant), exterior foundations and roofs, plumbing by Tenant of the Building and other similar maintenance services.

         7. ALTERATIONS: Tenant shall make no alterations, decorations, installations, additions or improvements in or to the Premises without Sub-Lessor's prior written consent, and then only in accordance with plans and specifications approved by Sub-Lessor, which approval shall not be unreasonably withheld. All such work shall be done at Tenant's sole expense. All alterations, decorations, installations, additions or improvements upon the Premises, made by either party, shall, unless Sub-Lessor elects otherwise (which election shall be made by giving notice pursuant to the provisions of this Sub-Lease not less than ten (10) days prior to the expiration or other termination of this Sub-Lease) become the property of Sub-Lessor, and shall remain upon and be surrendered with the Premises, as part thereof, at the end of the Term. In the event Sub-Lessor shall so elect, all such alterations, decorations, installations, additions or improvements made by Tenant, except those which Sub-Lessor may select, shall be removed by Tenant and Tenant shall restore the Premises to their original condition at Tenant's sole cost and expense prior to the expiration of the Term.

         8. SIGNS AND ANTENNAS: Tenant shall be permitted to install a sign on the entrance road to the building, which sign should not be larger than four feet by eight feet without Sub-Lessor's written approval. In addition, Tenant may place a sign not to exceed three feet by three feet near the rear entrance of the Building where visitors of Tenant enter the Building. Tenant shall be permitted to maintain on the roof of the Building the microwave and satellite antennas currently located thereon together with any related wiring currently located elsewhere in the Building. Tenant shall be permitted reasonable access to the roof and other portions of the Building for purposes of maintaining or replacing such antennas and wiring, provided that such access shall nor interfere with the operations of Sub-Lessor. Tenant shall hold Sub-Lessor harmless from (i) any damage to the Building or injury to any person arising from Tenant's use of the Building permitted under this section, and (ii) any liability arising from any damage to any of Tenant's property located outside of the Premises.

         9. USE: Sub-Lessor acknowledges and agrees that Tenant will be using the Premises on a 24-hour basis. Tenant shall use the Premises only for television broadcasting and related operations.

         10. REQUIREMENTS OF LAW; INSURANCE REQUIREMENTS : Tenant, at its sole expense, agrees that it shall comply with all applicable laws, orders and regulations of federal, commonwealth or municipal authorities with respect to the Premises or the use or occupation thereof. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with or increase the rate of any fire insurance policies covering the Building, and shall not do, or permit of be done, any act or thing upon the Premises which shall or might subject Sub-Lessor to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises or for any other reason.

         Tenant shall comply with all regulations of the National Board of Fire Underwriters, or any other body now or hereafter exercising similar functions, which may be applicable to the Premises or the Building or any part thereof, and with the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to Premises or the Building; and in any event, Tenant shall not keep or permit to be kept in or about the Building any article of dangerous, inflammable or explosive character which increases the danger of fire, or which would be deemed "hazardous" or "extra hazardous" by any responsible insurance company. If by reason of the failure of Tenant to comply with the provisions of this Paragraph, including, but not limited to, the mere use to which Tenant puts the Premises, the fire insurance rate shall at the beginning of this Sub-Lease or at any time thereafter be higher than it otherwise would be, then without prejudice to Sub-Lessor's exercise of all rights available to Sub-Lessor as a result of such failure, Tenant shall reimburse Sub-Lessor as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Sub-Lessor, which shall have been charged because of such failure by Tenant.

         11. ACCESS TO PREMISES: Tenant shall permit Sub-Lessor to erect, use and maintain such pipes, conduits and wiring in and through the Premises as Sub-Lessor may deem necessary or desirable. Sub-Lessor or Sub-Lessor's agents shall have the right to enter the Premises during business hours to examine the same, and shall be allowed to take all material into and upon the Premises that may be required for the maintenance thereof without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate while said maintenance is being accomplished.

         12. TENANT'S INDEMNITY OBLIGATIONS: Tenant agrees to indemnify and save Sub-Lessor harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation, reasonable attorney's fees, which may be imposed upon or incurred by Sub-Lessor by reason of any of the following occurring during the term of this Sub-Lease or any extension thereof: (i) any matter, cause or thing arising out of Tenant's use, control or management of the Premises; (ii) any work or thing done by Tenant or any of its employees or agents, in or about the Premises or Building; (iii) any willful misconduct on the part of Tenant or any of its employees or agents, (iv) any negligence on the part of Tenant or its employees or agents, (v) any accident , injury or damage (including death) occurring on or about the Property, the Premises or the Building where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of the Tenant or any of its employees or agents, and
(vi) any failure on the part of the Tenant to perform or comply with any of the agreements, terms or conditions contained in this Sub-Lease on its part to be performed or complied with. Sub-Lessor shall notify Tenant of any such claims asserted against it and shall send to Tenant copies of all papers or legal process served upon it in connection with any action or proceeding brought against Sub-Lessor by reason of such claim. In case any such action or proceeding is brought against Sub-Lessor, Tenant, upon written notice from Sub-Lessor, shall, at Tenant's sole cost and expense, resist or defend such action or proceeding by counsel approved by Sub-Lessor, and shall pay any judgment or perform any decree resulting therefrom. Nothing contained in this Paragraph shall be deemed to impose any obligation on Tenant for acts of negligence or willful misconduct of Sub-Lessor or any of its agents or employees acting on Sub-Lessor's behalf.

Notwithstanding anything herein to the contrary, Tenant shall have the right to self-insure its obligations hereunder;

         Tenant covenants and agrees to maintain in companies authorized to do business in Puerto Rico, acceptable to Sub-Lessor, liability insurance, insuring Sub-Lessor and Tenant (as their interests may appear) against all claims, demands or actions for injury to or death of any one person or persons in one accident with a combined limit of Five Million Dollars ($5,000,000.) applicable to bodily injury and property damage, made by or on behalf of any person or persons, firm or corporation arising from, related to, or connected with the conduct and operation of Tenant's business in the Premises, or caused by actions of Tenant, its agents, servants, licensees, invitees, concessionaires, employees or contractors. It is understood that said insurance coverage shall be in form satisfactory to Sub-Lessor and shall provide that it shall not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to Sub-Lessor. The policy or policies, or duly executed certificate of insurance for the same, shall be delivered by Tenant to Sub-Lessor not less than ten (10) days prior to the expiration of the term of such coverage. In the event Tenant fails to comply with such requirements, Sub-Lessor may obtain such insurance and keep the same in effect; and Tenant shall pay Sub-Lessor the premium cost thereof upon demand.

         13. ASSIGNMENT AND SUBLETTING: Tenant shall not assign, transfer, mortgage or otherwise encumber this Sub-Lease or any interest of Tenant hereon, in whole or in part without first obtaining Sub-Lessor's written permission. Tenant may not sublet the whole or any part of the Premises or permit the Premises or any part thereof to be used or occupied by others, without Sub-Lessor's written permission. In each instance in which Sub-Lessor's permission is required, such permission shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may, upon five (5) days prior written notice to Sub-Lessor, (i) assign this Sub-Lease to any affiliate of Tenant, or
(ii) grant a collateral assignment of this Sub-Lease to any creditor of Tenant or any affiliate of Tenant.

         14. RENEWAL OPTION: The term of this Sub-Lease shall be automatically extended for successive five (5) year periods not exceeding nine (9) such periods unless Tenant gives Sub-Lessor written notice of its intention not extend no later than six (6) months prior to the expiration of the Original Term or of any Extended Term. The Basic and Additional Rent under any Extended Term shall be determined on the same basis as amounts payable pursuant to the terms and conditions of the Original Term.

         15. END OF TERM: Upon the expiration or other termination of the Term of this Sub-Lease, Tenant shall quit and surrender the Premises to Sub-Lessor, broom clean, in good order and condition, ordinary wear and tear excepted; and subject to the provisions of Paragraph 7 hereof, Tenant shall remove all of its property form the Premises prior to such expiration or other termination.

         16. HOLDOVER: In the event Tenant remains in possession of the Premises after the expiration of the tenancy created hereunder and without the execution of a new agreement, Tenant, at the option of Sub-Lessor, shall be deemed to be occupying said Premises as a Tenant from month to month at 150% of the monthly installment of Basic Rent last paid plus 100% of all additional rents and charges provided herein, subject to all other conditions, provisions and obligations of this Sub-Lease insofar as the same are applicable to a month-to-month tenancy.

         17. TENANTS DEFAULTS; REMEDIES:

                 17.A DEFAULTS: The occurrence of any one or more of the following events shall constitute a default and breach of this Sub-Lease by
Tenant:

                                   (1) The vacating or abandonment of the
                              Premises prior to the expiration of the Term; for a period in excess of twenty (20) consecutive days.

                                   (2) The failure by Tenant to make any
                              payment of rent or any other payment required to be made by Tenant hereunder, as and when required and such failure shall continue for a period of ten (10) days after receipt by Tenant of written notice thereof from Sub-Lessor to Tenant;

                                    (3) The failure by Tenant to observe or
                              perform any of the agreements, convenants, conditions or other provisions of this Sub-Lease to be observed or performed by Tenant, other than described in Paragraph (2) above, where such failure shall continue for a period of thirty
                              (30) days after receipt by Tenant of written notice thereof from Sub-Lessor to Tenant;

                 17.B REMEDIES: In the event of any such default or breach by Tenant, Sub-Lessor may at any time thereafter, with or without notice or demand and without limiting Sub-Lessor in the exercise of any right or remedy which Sub-Lessor may have by reason of such default or breach:

                                    (1) Terminate Tenant's right to possession
                              of the Premises by any lawful means, in which case this Sub-Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Sub-Lessor. In such event Sub-Lessor shall be entitled to recover from Tenant all damages incurred by Sub-Lessor by reason of Tenant's default, including, but not limited to, the cost of recovering possession of the Premises; and Sub-Lessor may relet the Premises or any part or parts thereof, either in the name of the Sub-Lessor or otherwise, for a term or terms which may at Sub-Lessor's option be less than or exceed the period which would have otherwise constituted the balance of the term of this Sub-Lease and may grant concessions or free rent; and Tenant shall also pay Sub-Lessor as liquidated damages for the failure of Tenant to observe and perform the terms, agreements and covenants herein contained, any deficiency between the Basic Rent and additional rent herein agreed to be paid by Tenant and the net amount, if any, of the rents collected on account of any new Sub-Lease or Sub-Leases of the Premises for each monthly period which would otherwise have constituted the balance of the term of this Sub-Lease. This provision and all other pertinent provisions of this Sub-Lease shall survive the termination of this Sub-Lease.
                              Unpaid installments of rent or other sums shall bear interest at the prevailing market rates. Notwithstanding anything to the contrary herein, Tenant shall not be in default if its failure to make a payment of the full amount of the rent is due to Sub-Lessor's failure to provide a written notice of any change in the rent or any other amount that is due and payable under this Sub-Lease, it being understood that this provision does not apply to the payment of the rent due under this Sub-Lease once it has been established for any given year during the term of this Sub-Lease.

                                    (2) Maintain Tenant's right to possession
                              in which case this Sub-Lease shall continue in effect whether or nor Tenant shall have abandoned the Premises. In such event Sub-Lessor shall be entitled to enforce all of Sub-Lessor's rights and remedies under this Sub-Lease, including, without limitation, the right to recover the rent as it becomes due hereunder.

                                    (3) Pursue any other remedy now or hereafter
                              available to Sub-Lessor under the laws of the Commonwealth of Puerto Rico.

         18. DESTRUCTION OF PREMISES: If the Premises shall be partially damaged by fire or other cause, unless caused by Tenant's, or any of Tenant's agents, employees' or invitees', negligence or willful misconduct, the damages shall be repaired promptly by Sub-Lessor and there shall be an abatement of rent and other charges proportionate to the amount of square feet of damaged floor space. Said abatement shall continue until Sub-Lessor restores the damaged areas to the condition they were in prior to the damage. No penalty shall accrue for delays which may arise by reason of adjustment of insurance by Sub-Lessor or for reasonable delays for any cause beyond Sub-Lessor's control. If the Premises are rendered wholly untenantable by fire or other cause, and if Sub-Lessor shall decide not to restore or rebuild the same, or if the Building be so damaged that Sub-Lessor shall decide to demolish it or to rebuild it with substantial modifications, then or in any such event Sub-Lessor may, within thirty (30) days after such fire or other cause, give Tenant notice in writing of such decision and thereupon the term of this Sub-Lease shall expire. Upon the termination of this Sub-Lease under the conditions provided for in the sentence immediately preceding, Tenant's liability for rent shall cease accruing as of the day following the casualty.

         19. PROPERTY-LOSS OR DAMAGE: Sub-Lessor and its agents shall not be liable for any damage to property of Tenant by theft, riot, civil disorder or strike, sabotage, pollution, hurricane, storm, earthquake or otherwise. Sub-Lessor and its agents shall not be liable for any injury or damage to property or to Tenant or any person resulting from fire, electricity, water, rain or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street, or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by the negligence of the Sub-Lessor, its agents or employees; Tenant shall give immediate oral and written notice to Sub-Lessor in case of fire or accident in the Premises or Building or of any defect therein or in any fixture or equipment.

         20. QUIET ENJOYMENT: Sub-Lessor covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant's part to be observed and performed under this Sub-Lease, Tenant may peaceably and quietly enjoy the Premises, subject nevertheless to the terms and conditions of this Sub-Lease and including the underlying lease and mortgages to which the Building is now or may hereafter be subject.

         21. NO OTHER REPRESENTATIONS BY SUB-LESSOR: Tenant acknowledges and warrants to Sub-Lessor that neither Sub-Lessor or Sub-Lessor's agents have made any representations or promises with respect to this Sub-Lease, the Building or the Premises except as herein set forth.

         22. SUBORDINATION: The Sub-Lessor leases the Building from Housing Development Associates S.E. ("HDA") pursuant to an Amended and Restated Lease Agreement dated December 15, 1993, as amended (the "Lease"). This Sub-Lease is subject and subordinate to the Lease and to all mortgages which are now placed on or affect the Building or modifications, consolidations or extensions thereof prior to or subsequent to the execution of this Sub-Lease. Tenant, after receiving written notice from HDA or from any person that holds a mortgage on the Building, agrees that for so long as the Lease or mortgage exists to give to the mortgagee or HDA the same notices as are required to be given Sub-Lessor hereunder. Notwithstanding any provisions of this Paragraph to the contrary, if any mortgagee shall elect to have this Sub-Lease subordinate to the lien of its mortgage, and shall give written notice thereof at any rime to Tenant, this Sub-Lease shall be deemed subordinate to such mortgage, whether this Sub-Lease is dated prior or subsequent to the date of said mortgage. Tenant agrees to execute any documents required to effectuate such subordination.

         Tenant shall in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by HDA covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Sub-Lessor under this Sub-Lease.

         23. DEFAULT BY SUB-LESSOR: Sub-Lessor shall not be in default in the performance of any covenant, obligation or agreement to be performed by Sub-Lessor under this Sub-Lease unless Sub-Lessor fails to perform an obligation required of Sub-Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Sub-Lessor and to the holder of any mortgage covering the Building whose name and address shall have there-to-fore been furnished to Tenant in writing specifying where Sub-Lessor has failed to perform such obligation; provided, however, that if the nature of Sub-Lessor's obligation is such that more than thirty (30) days are required for performance, Sub-Lessor shall not be in default if Sub-Lessor commences performance of such obligation within such thirty (30) days period and thereafter diligently prosecutes the same to completion.

         24. ATTORNEY'S FEES: If Sub-Lessor or Tenant litigate any provision of this Sub-Lease or the subject matter of this Sub-Lease, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including attorney's fees and court costs, incurred by the successful litigant at trial and/or on appeal.

         25. NOTICES: All notices or communications which Sub-Lessor may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if delivered to Tenant personally or sent by registered or certified mail addressed to Tenant at Tenant's Mailing Address or at such other address as Tenant may designate by written notice from time to time, and the time of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant or mailed, as the case may be and sent by registered mail addressed to the Tenant. Any notice by Tenant to Sub-Lessor must be served by registered or certified mail addressed to Sub-Lessor at Sub-Lessor's mailing address or at such other address as Sub-Lessor nay designate by written notice from time to time.

         26. NO WAIVER: The failure of Sub-Lessor to seek redress for violation of or to insist upon the strict performance of any covenant, agreement or condition of this Sub-Lease, or any of the rules and regulations which may from time to time be prescribed by Sub-Lessor, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Sub-Lessor of rent with knowledge of the breach of any covenant or agreement of this Sub-Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Sub-Lessor of a lesser amount than the Basic Rent herein stipulated and additional rent and other charges due hereunder shall be deemed to be other than on account of the earliest stipulated rent or additional rent or other charge due hereunder, nor shall any endorsement or statement on any check or letter accompanying any check or payment as rent or additional rent or other charge be deemed an accord and satisfaction, and Sub-Lessor may accept such check or payment without prejudice to Sub-Lessor's right to recover the balance of such rent or other charge or pursue any other remedy available under this Sub-Lease.

         27. CUMULATIVE REMEDIES: Each right and remedy of Sub-Lessor provided in this Sub-Lease shall be cumulative and shall be in addition to every other right or remedy now or hereafter existing at law or by statute or otherwise, and the exercise or beginning of the exercise by Sub-Lessor of any one or more of the rights or remedies provided in this Sub-Lease or now or hereafter existing at law or by statute or otherwise shall not preclude the simultaneous or later exercise by Sub-Lessor of any or all other rights or remedies provided for in this Sub-Lease or now or hereafter existing at law or by statute or otherwise.

         28. INVALIDITY OF PARTICULAR PROVISIONS: If any provisions of this Sub-Lease are null, void, unenforceable or unconstitutional in any respect, the other provisions of this Sub-Lease shall be so harmonized as to properly ascertain the intent of the contracting parties and shall remain in full force and effect.

         29. MODIFICATION OF SUB-LEASE: No modification, amendment or waiver of any provision of this Sub-Lease, nor consent to any departure by the Tenant therefrom, shall be effective unless the same shall be in writing and signed by Tenant and Sub-Lessor and consented to by HDA.

         30. PARAGRAPH HEADINGS: The paragraph headings through this Sub-Lease are for convenience and reference only, and the words contained therein shall in no way be held or construed to explain, modify, limit, amplify, or otherwise aid in the interpretation, construction or meaning of the provisions of this Sub-Lease.

         31. ENTIRE AGREEMENT: Each of the parties acknowledges that it has not relied on any agreements or commitments by the other party with respect to the subject matter hereof except the agreements and commitments specifically set forth herein. This Sub-Lease supersedes and nullifies all prior understanding and agreements and sets forth the entire agreement of the parties with respect to the subject matter hereof.

         32. BINDING EFFECT; CHOICE OF LAW: Subject to the provisions hereof restricting assignment or subletting by Tenant, this Sub-Lease shall bind the parties and their respective heirs, personal representatives, successors and assigns. This Sub-Lease shall be governed by the laws of the Commonwealth of Puerto Rico.

         THIS IS THE SUB-LEASE that the appearing parties hereby execute in the respective capacity that each appear hereunder, and they hereby ratify this instrument in all its parts and bind themselves to stand for all the terms therein contained at all times under the legal responsibilities arising therefrom according to law, and thus the appearing parties hereby accept this instrument in all its parts, as drafted, being all well informed of its contents, and they do hereby consent to the execution of this Sub-Lease.

         IN WITNESS WHEREOF, the parties have executed this Sub-Lease at Canovanas, Puerto Rico, on __________________________.


SUB-LESSOR:                                        TENANT:

EL COMANDANTE OPERATING COMPANY, INC.              S & E NETWORK INC.

BY:_____________________________                   BY:_______________________
    Name:                                              Name:
    Title:                                             Title:

HDA hereby consents to this Sub-Lease Agreement. In the event that this Lease is terminated HDA shall be substituted for Sub-Lessor as the lessor hereunder and shall honor this Sub-Lease in accordance with its terms.


HOUSING DEVELOPMENT ASSOCIATES S.E.



BY:
   -------------------------------
   Name:
   Title:

                                   EXHIBIT A



                      BLUEPRINT OF TELENET MASTER CONTROL